EXHIBIT -5.3
ArcelorMittal
19 Avenue de la Liberté,
L-2930 Luxembourg
Grand Duchy of Luxembourg
Luxembourg, March 21, 2008
Ladies and Gentlemen,
1.	We have acted as your counsel in connection with the guarantee (the “Guarantee”) by ArcelorMittal (the “Company”), a corporation (societé anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), of US$422,500,000 principal amount of 9-3/4% Senior Secured Notes due 2014 (the “Notes”) of ArcelorMittal Financial Services LLC (the “Issuer”) in connection with the solicitation by the Issuer of consents from the holders of the Notes for certain amendments to the indenture pursuant to which the Notes are issued. The Issuer is filing a registration statement on Form S-4 and Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission to register the Notes, the Guarantee and the guarantees by certain subsidiaries of the Company. This opinion letter is rendered to you in order to be filed as an exhibit to the Registration Statement.

2.	In rendering this opinion we have examined the following documents:
i)	a copy of the co-ordinated articles of association of the Company dated November 13, 2007;

ii)	a copy of the form of Guarantee as contained in the draft ninth supplemental indenture; and

ii)	a copy of an extract dated March 18 2008 from the minutes of the meeting of the board directors of the Company held on February 12 2008 at which the issuance of the Guarantee was approved.
We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

We have assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual concerned. We have also assumed that any minutes and extracts from minutes are a true record of the proceedings described in them in duly convened and constituted meetings and the resolutions set out in those minutes and any written resolutions were validly passed and remain in full force and effect without modification.
3.	Based on the above and subject to the qualifications set forth below, we are of the opinion that the Company has taken all necessary corporate action to authorize its entry into and performance of the Guarantee. This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganization and other laws of general application relating to or affecting the rights of creditors.

4.	This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”).

5.	This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

6.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm in the Registration Statement under the captions “Description of the Notes – Enforceability of Judgments”, “Legal Matters” and “Service of Process and Enforceability of Civil Liabilities”.

7.	This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters.

8.	This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

Yours faithfully,

/s/ Bonn Schmitt Steichen
Bonn Schmitt Steichen

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